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                                                                    EXHIBIT 99.2

                          SPECIAL NOTICE TO HOLDERS OF
                         PATRIOT NATIONAL BANCORP, INC.
                         COMMON STOCK ($2.00 PAR VALUE)

                           WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA

Dear Shareholder(s):

      Enclosed you will find materials relating to the rights offering (the "Offering") of Patriot National Bancorp, Inc. (the "Company"). A Subscription Rights Certificate representing Rights to subscribe for shares of the Company's Common Stock at $___ per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, Registrar and Transfer Company. If you wish to exercise any or all of the Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Subscription Rights Certificate by 5:00 p.m., Eastern Time, on ______________, 2005.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO REGISTRAR AND TRANSFER COMPANY, THE INFORMATION AGENT AND THE SUBSCRIPTION AGENT, AT (800) 866-1340.


Sincerely,


Angelo De Caro                               Robert F. O'Connell
CHAIRMAN OF THE BOARD AND                    SENIOR EXECUTIVE VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                      CHIEF FINANCIAL OFFICER